EXHIBIT 10.29

April 7, 2006

Dear Allen,

Thank you for agreeing to assume the role of interim chief financial officer effective upon the resignation of David Rostov, the Company’s current CFO.

The following terms shall apply in the event that you are not named the CFO as a result of the recruiting and selection process.

1)	You agree to remain with Infospace for a transition period of at least 6 months from the effective date of the appointment of the new CFO by the Board of Directors. This period may be extended or shortened by mutual agreement. During this six-month transition period, you will work to recruit and train a replacement chief accounting officer and transition all ongoing work. You and the new CFO will work to establish objectives that will measure a successful transition.

2)	Upon successful completion of the transition, you will be eligible for an enhanced severance package equivalent to one year of your then current annual base salary and target bonus.

You will have 90 days after the start date of the CFO to decide if you want to invoke the terms above. After 90 days, the enhanced severance package terms shall expire.

If, however, you decide to remain with the company, you will be eligible for a subjective performance bonus in recognition for your work during the interim period. This bonus amount will be determined based upon length of time in interim role and your performance during the interim period.

Please let me know if you have any additional questions.

/s/ Jim Voelker
CEO
InfoSpace, Inc.